EXHIBIT 10.24

Narrative Summary of American Consumers, Inc.
Executive Officer Cash Bonus Plan for Fiscal 2009

The following is a description of the Cash Bonus Plan applicable to the fiscal year ending in May 2009 for those executive officers of American Consumers, Inc. (the “Company”) who qualify as “named executive officers” pursuant to Item 402(m)(2) of Securities and Exchange Commission Regulation S-K.  The Board of Directors of the Company, acting upon the recommendation of the Board’s Compensation Committee, has elected to leave these potential bonus percentages unchanged from the potential bonus percentages established for these officers for the Company’s 2008 fiscal year.

During fiscal 2009, the following named executive officer of the Company will be eligible to receive a discretionary cash bonus equal to the fixed percentage of the Company’s net income before taxes for such year set forth below for each such officer:

Name:	Title:	Potential Bonus as a Percentage of Pre-Tax Income:
Michael A. Richardson	Chairman of the Board, President and Chief Executive Officer	6%

The amount of any bonus ultimately paid will be determined in the discretion of the Compensation Committee.  In the usual case, if the Company is profitable bonuses will be paid at the targeted levels.  As reported in the Company’s proxy statement for its 2008 Annual Meeting of Shareholders, such officer was paid a bonus in the amount of $9,882 with respect to the Company’s performance in fiscal 2008.